Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

For Immediate Release

Dover Saddlery Announces Fourth Quarter and Full Year 2013 Financial Results

LITTLETON, MA—(MARKET WIRE)—March 27, 2014 — Dover Saddlery, Inc. (NASDAQ CM:DOVR - News), the leading omni-channel retailer of equestrian products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth quarter results

Total revenues for the fourth quarter of 2013 increased 13.8% to $30.3 million over the same period in the prior year: Revenues from the retail channel increased 22.5% to $13.1 million, and revenues from the direct channel increased 8.0% to $17.2 million. Same-store sales increased 7.3% in the fourth quarter of 2013.

Net income for the quarter increased 33.0% to $1,331,000 or $0.23 per diluted share, from $999,000 or $0.18 achieved in the corresponding quarter of the prior year. “Dover Saddlery, as previously reported, had an extremely strong fourth quarter with very successful omni-channel promotions that led to an impressive 7.3% increase in same-store sales and an 8% increase in the direct channel,” said Stephen L. Day, President and Chief Executive Officer. “We had an excellent in-stock situation during the holiday period and were able to ship out all our holiday orders on time.”

Full Year Results

Total revenues for the fiscal year 2013 increased 8.7% to $93.8 million, from $86.3 million achieved during 2012.

As a result of the opening of new stores and same-store sales increasing 3.7%, retail store revenues increased 17.7% to $43.5 million. The company opened four Dover Saddlery retail stores during 2013, in Huntington, NY, Winter Park, FL, Austin, TX and Charlotte, NC, bringing the total number of retail stores to twenty-two. Revenues from the direct channel increased 2.0% to $50.3 million.

Net income for fiscal 2013 was $1,591,000, or $0.29 per diluted share, compared to $1,716,000, or $0.31 per diluted share, achieved in the fiscal year 2012. Adjusted EBITDA for the fiscal year 2013 was $5.0 million, compared to $4.9 million achieved in 2012. A reconciliation of the net income calculated in accordance with GAAP and the non-GAAP Adjusted EBITDA measure is provided in the table accompanying this press release.

During the twelve months ending December 31, 2013, gift card breakage income of $120,584 was recognized compared to gift card breakage income of $607,892, including the cumulative impact of $441,362 that was recognized during the year ending December 31, 2012. On an as-adjusted basis, operating income (net of the cumulative impact of Gift Card Breakage Income) would have been $3,464,000 in 2013, compared to $3,296,000 in the prior year, an increase of 5.1% and Adjusted EBITDA would have been $5.0 million compared to $4.5 million in the prior year, an increase of 11.8%. For a reconciliation of the operating income calculated in accordance with GAAP and the non-GAAP operating and cash flow measure, see the table accompanying this press release.

Business Outlook

Dover Saddlery is planning to open four to six retail stores in 2014. Until there is greater long-term visibility on sustainable economic conditions and consumer behavior, the Company is not providing guidance on other business prospects.

Today’s Teleconference and Webcast
Dover Saddlery will be hosting a conference call at 4:30 P.M. ET today to discuss the fourth quarter and full year 2013 results. Investors are invited to listen to the earnings conference call over the Internet through the company’s website at http://investor.shareholder.com/DOVR/. This webcast will be archived for a year.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2013, the prospects for overall revenue growth, profitability, consumer sentiment and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2012	2013	2012

Revenues, net- direct	$17,171	$15,906	$50,346	$49,378
Revenues, net – retail stores	13,088	10,688	43,497	36,964

Revenues, net — total	$30,259	$26,594	$93,843	$86,342
Cost of revenues	17,151	16,127	57,127	53,350

Gross profit	13,108	10,467	36,716	32,992
Selling, general and administrative expenses	10,537	8,589	33,252	29,255

Income from operations	2,571	1,878	3,464	3,737
Interest expense, financing and other related costs, net	150	148	576	538
Other investment loss, net	46	55	13	39

Income before income tax provision	2,375	1,674	2,875	3,160
Provision for income taxes	1,044	674	1,284	1,444

Net income	$1,331	$999	$1,591	$1,716

Net income per share
Basic	$0.25	$0.19	$0.30	$0.32

Diluted	$0.23	$0.18	$0.29	$0.31

Number of shares used in per share calculation
Basic	5,339,000	5,336,000	5,343,000	5,334,000
Diluted	5,703,000	5,476,000	5,548,000	5,509,000

Other Operating Data:

Number of retail stores(1)	22	18	22	18
Capital expenditures	579	523	1,891	2,184
Gross profit margin	43.3%	39.4%	39.1%	38.2%

(1)	Includes twenty-one Dover-branded stores and one Smith Brothers store.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (In thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2012	2013	2012
Net income	$1,331	$1,000	$1,591	$1,716

Other comprehensive loss:
Change in fair value of	13	13	66	1
interest rate swap contract, net of tax

Total comprehensive income	$1,344	$1,013	$1,657	$1,717

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	Dec. 31,	Dec. 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$319	$299
Accounts receivable	1,300	1,778
Inventory	23,633	19,915
Prepaid catalog costs	974	784
Prepaid expenses and other current assets	1,277	1,116
Deferred income taxes	355	300

Total current assets	27,858	24,192
Net property and equipment	5,763	5,034

Other assets:
Deferred income taxes	1,495	1,201
Intangibles and other assets, net	758	784

Total other assets	2,253	1,985

Total assets	$35,874	$31,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations and outstanding checks	$290	$337
Current portion – Term notes	786	589
Current portion – Capex term loan	630	—
Accounts payable	2,352	1,837
Accrued expenses and other current liabilities	7,201	6,348
Income taxes payable	1,006	936
Total current liabilities	12,265	10,047

Long-term liabilities:
Revolving line of credit	95	1,515
Capex term loan, net of current portion	2,818	—
Term notes, net of current portion	4,125	4,911
Capital lease obligation, net of current portion	96	121
Interest rate swap contract	189	320

Total long-term liabilities	7,323	6,867
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; 6,147,263 and 6,133,343 issued and 5,351,398 and 5,337,478 outstanding as of December 31, 2013 and December 31, 2012, respectively	1	1
Additional paid in capital	46,304	45,973
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Other comprehensive loss	(122)	(189)
Accumulated deficit	(23,815)	(25,406)

Total stockholders’ equity	16,285	14,297

Total liabilities and stockholders’ equity	$35,874	$31,211

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and ongoing operations. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

When we use the term “Adjusted EBITDA”, we are referring to net income minus interest income, investment income and other income plus interest expense, income taxes, non-cash stock-based compensation, depreciation, amortization and other investment loss. We present Adjusted EBITDA because we consider it an important measure of our performance, and the Company ties its executive and employee bonus pools directly to this measure. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA without the cumulative impact of gift card breakage income (in thousands):

	Three Months Ended				Twelve Months Ended
	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2013		2012		2013		2012
Net income	$1,331	*	$1,000	*	$1,591	**	$1,716	**
Depreciation	319		249		1,162		873
Amortization of intangible assets	17		20		69		57
Stock-based compensation	91		65		310		251
Interest expense, financing and other related	150		148		576		538
costs, net
Other investment loss, net	46		55		13		39
Provision for income taxes	1,044		674		1,284		1,444

Adjusted EBITDA	$2,998	*	$2,211	*	$5,005	**	$4,918	**

Cumulative impact of gift card breakage income	—		—		—		441

Adjusted EBITDA w/o the cumulative impact of gift card breakage income	$2,998	*	$2,211	*	$5,005	**	$4,477

(*) For the three months ended December 31, 2013 gift card breakage income was $30,146. For the three months ended December 31, 2012 gift card breakage income was $41,632.

(**) For the twelve months ended December 31, 2013 gift card breakage income was $120,584. The twelve months ended December 31, 2012 includes the cumulative impact of the change in accounting for gift card breakage income of $441,362 plus gift card breakage income for the period of $166,530.

The following table reconciles operating income to Adjusted Operating Income without the cumulative impact of gift card breakage income (in thousands):

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2013	2012	2013	2012
Operating income	$2,571	$1,878	$3,464	$3,737
Cumulative impact of gift	—	—	—	441
card breakage income

Adjusted Operating Income	$2,571	$1,878	$3,464	$3,296